EX 32.1




CERTIFICATION PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

(18 U.S.C. SECTION 1350)


In connection with the Annual Report of AS-IP Tech, Inc., a
Delaware corporation (the "Company"), on Form 10-K/A for the period ending June 30, 2015, as filed with the Securities and Exchange Commission (the "Report"), Philip A. Shiels, Chief Executive Officer of the Company does hereby certify, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), that to his knowledge:


(1)

The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and


(2)

The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



_/s/    Philip A. Shiels_


Philip A. Shiels

Chief Executive Officer

February 5, 2016

[A signed original of this written statement required by Section 906 has been provided to AS-IP Tech, Inc. and will be retained by AS-IP
Tech, Inc. and furnished to the Securities and Exchange
Commission or its staff upon request.]